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                                  EXHIBIT 3.2

                          ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION

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                             ARTICLES OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                           EXSORBET INDUSTRIES, INC.


         Pursuant to the provisions of Section 30-1-61 of the Idaho Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

         FIRST:  The name of the corporation is EXSORBET INDUSTRIES, INC.

         SECOND: The following amendments of the Articles of Incorporation are adopted by the Shareholders of the corporation.

         ARTICLE VII.

         No holder of any shares of capital stock of the corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right to acquire unissued or treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares.

         THIRD: The amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on the 2nd day of June, 1994.

         FOURTH: The number of shares of the corporation outstanding at the time of such adoption was 7,381,653. The number of shares entitled to vote on such amendment was 7,381,663. The designation and number of shares of the corporation are all of one class designated as capital stock.

         FIFTH: The number of shares voted for the amendment was 5,278,950 and the number of shares voted against such amendment was 149.

         EXECUTED by the undersigned in duplicate originals at Fort Smith, Arkansas on this 8th day of May, 1996.


                                        /s/ CHARLES CHUNN, JR.   Vice-President

                                        /s/ SAM SEXTON III       Secretary